Exhibit 10.2

Form of Management Incentive Plan Tied Restricted Share Unit Agreement
for the
Carnival plc 2014 Employee Share Plan
Grant Agreement - Conditional Right to Receive
This Management Incentive Plan Tied Restricted Share Unit Grant Agreement (the Agreement), shall apply to the grant of Management Incentive Plan Tied Restricted Share Units made to select Executives of Carnival plc (the Company), on [GRANT DATE] under the Carnival plc 2014 Employee Share Plan (the Plan).
The Company hereby makes to you a Management Incentive Plan Tied restricted share unit (the MTE RSUs) grant consisting of that number of MTE RSUs set forth in your EquatePlus portfolio, on the terms and conditions set forth in the Plan and this Agreement. In the event of any inconsistency, the rules of the Plan shall take precedence. Any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan.
Nature of Grant
Each MTE RSU comprised in your grant is equivalent to a hypothetical investment in one ordinary share of $1.66 each in the capital of the Company (a Share). Your grant is in the form of a conditional right to acquire the number of Shares equal to the number of MTE RSUs comprised in your grant at a nil cost.
You will have no beneficial interest in any Shares during the Restricted Period.
Restricted Period
Your grant is subject to a Restricted Period. In this case, the Restricted Period on the MTE RSUs shall expire on the [NUMBER OF YEARS] anniversary of the grant date specified in your EquatePlus portfolio (the Grant Date).
Generally, your grant will be forfeited automatically on you ceasing to be an employee of the plc Group (whether lawfully or unlawfully) before the expiry of the Restricted Period. However, upon the termination of your employment with the Combined Group or an Affiliate due to death, disability or Retirement, the grant shall be released according to the following, unless and until you engage in competition in violation of the Competition and Nondisclosure provisions below:
a)    In the event you terminate by reason of death or disability, the Restricted Period shall lapse on the date of your death or disability.
b)    In the event you terminate by reason of Retirement, the restrictions shall lapse in accordance with the rules of the Plan.
c)    In the event you voluntarily terminate employment as a direct result of you being diagnosed with a terminal medical condition, the Restricted Period shall lapse on the earlier of your death or the [NUMBER OF YEARS] anniversary of the Grant Date.
d)    In the event a member of the Combined Group or an Affiliate terminates your employment with such company for a reason other than for Cause, as defined in the Plan, the Restricted Period shall lapse on the [NUMBER OF YEARS] anniversary of the Grant Date.
Notwithstanding anything herein to the contrary, but subject to the above, no release of the grant shall be made, and all rights to this grant shall be forfeited, if any of the following events shall occur:
a)    Your employment with the Combined Group or an Affiliate is terminated for Cause. For purposes of this Agreement, “Cause” shall be defined set forth in the Plan;
b)    You voluntarily terminate employment with the Combined Group or an Affiliate prior to Retirement unless such voluntary termination is directly related to death, disability or you being diagnosed with a terminal medical condition;
c)    You engage in competition, as more particularly described below, either (i) during the term of your employment with the Combined Group or an Affiliate; (ii) following your voluntary termination of employment with the Combined Group or an Affiliate; or (iii) following the employing company’s termination of your employment for any reason; or
d)    You violate the nondisclosure provisions set forth below.
Release of Grant
You will be deemed to have called for the release of your grant on the date on which your grant vests following expiration of the Restricted Period and attainment of the vesting criteria set out in the Vesting Schedule contained in Appendix A to this Agreement unless the release of your grant would be prohibited by law, the Model Code for Securities Transactions by Directors of Listed Companies or the Company’s dealing code. In such a case you will be deemed to have called for the release of your grant on the first date following vesting of your grant on which the release of your grant would not be prohibited. This grant may only be settled in Shares.
Dividends
The Compensation Committee has determined that on each occasion on which a dividend is paid in respect of one Share, a notional amount of cash and shares equal to the cash and share dividend paid in respect of one Share will be credited to each Restricted Share Unit comprised in your grant (the Dividend Equivalents). Dividend Equivalents will be withheld by the Company for your account and will be distributed to you in the form of additional Shares on settlement of your grant. If your grant is forfeited, you will have no entitlement to such Dividend Equivalents.
Taxation
You acknowledge that, regardless of any action taken by the Company or, if different, your employer (the Employer), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (Tax-Related Items), is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the grant, including, but not limited to, the grant, vesting or settlement of the grant, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends and/or any Dividend Equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the grant to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company or its agent to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; or (ii) withholding from proceeds of the sale of Shares acquired upon settlement of the grant either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); or (iii) withholding in Shares to be issued upon settlement of the grant.
Notwithstanding the foregoing, if you are an officer subject to Section 16 of the Exchange Act, the Company will withhold in Shares upon the relevant taxable or tax withholding event only upon advance approval by the Committee or the Board.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested grant, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
Finally, you agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if you fail to comply with your obligations in connection with the Tax-Related Items.
Nature of Grant

In accepting the grant, you acknowledge, understand and agree that:

e)
the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

f)
the grant of your grant is voluntary and occasional and does not create any contractual or other right to receive future grants of MTE RSUs, or benefits in lieu of MTE RSUs, even if MTE RSUs have been granted in the past;

g)	all decisions with respect to future awards or other grants, if any, will be at the sole discretion of the Company;

h)
the grant and your participation in the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, the Employer, or any member of the Combined Group and its Affiliates and shall not interfere with the ability of the Company, the Employer or any member of the Combined Group and its Affiliates, as applicable, to terminate your employment or service relationship (if any);

i)	you are voluntarily participating in the Plan;

j)	the grant and the Shares subject to the grant, and the income and value of same, are not intended to replace any pension rights or compensation;

k)
the grant and the Shares subject to the grant, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

l)	the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

m)
no claim or entitlement to compensation or damages shall arise from forfeiture of the grant resulting from the termination of your employment or other service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and in consideration of the making of the grant, you agree not to institute any claim against the Company, the Employer, or any member of the Combined Group and its Affiliates;

n)
unless otherwise agreed with the Company, the grant and the Shares, and the income and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of the Company or any member of the Combined Group and its Affiliates;

o)
unless otherwise provided in the Plan or by the Company in its discretion, the grant, and the benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and

p)
neither the Company, the Employer or any member of the Combined Group or its Affiliates shall be liable for any foreign exchange rate fluctuation between your local currency and the British Pound Sterling that may affect the value of the grant or of any amounts due to you pursuant to the settlement of the grant or the subsequent sale of any Shares acquired upon settlement.

No Advice Regarding Grant
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
Data Privacy
You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other grant grant materials (Data) by and among, as applicable, the Employer, the Company and any member of the Combined Group or its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all grants or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan.
You understand that Data will be transferred to UBS AG, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting the Global Human Resources Department. You authorize the Company, UBS AG and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Global Human Resources Department. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant MTE RSUs or other equity awards to you or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact the Global Human Resources Department.
Competition
The services you provide are unique, extraordinary and essential to the business of the Combined Group or its Affiliates, particularly in view of your access to the Combined Group or its Affiliates’ confidential information and trade secrets. Accordingly, in consideration of the grant, you agree that you will not, without the prior written approval of the Board of Directors, at anytime during the term of your employment with the Combined Group or its Affiliates and (except as provided below) for the then remaining duration of the Restricted Period, if any, following the date on which your employment with the Combined Group or its Affiliates terminates, directly or indirectly, within the cruise industry wherever located, engage in any business activity directly or indirectly competitive with the business of the Combined Group or its Affiliates, or serve as an officer, director, owner, consultant, or employee of any organization then in competition with the Combined Group or its Affiliates. In addition, you agree that during such restricted period following your employment with the Combined Group or its Affiliates, you will not solicit, either directly or indirectly, any employee of the Combined Group or its Affiliates, its subsidiaries or division, who was such at the time of your separation from employment hereunder. In the event that this provision should ever be adjudicated to exceed the time, geographic or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic or other limitations permitted by applicable law.
Nondisclosure
You expressly agree and understand that the Combined Group or its Affiliates own and/or control information and material which is not generally available to third parties and which Combined Group or its Affiliates consider confidential, including, without limitation, methods, products, processes, customer lists, trade secrets and other information applicable to its business and that it may from time to time acquire, improve or produce additional methods, products, processes, customers lists, trade secrets and other information (collectively, the Confidential Information). You acknowledge that each element of the Confidential Information constitutes a unique and valuable asset of Combined Group or its Affiliates, and that certain items of the Confidential Information have been acquired from third parties upon the express condition that such items would not be disclosed to Combined Group or its Affiliates and its officers and agents other than in the ordinary course of business. You acknowledge that disclosure of Combined Group or its Affiliates’ Confidential Information to and/or use by anyone other than in Combined Group or its Affiliates’ ordinary course of business would result in irreparable and continuing damage to Combined Group or its Affiliates. Accordingly, you agree to hold the Confidential Information in the strictest secrecy, and covenant that, during the term of your employment with Combined Group or its Affiliates (or any member of the Combined Group or its Affiliates) or at any time thereafter, you will not, without the prior written consent of the Board of Directors, directly or indirectly, allow any element of the Confidential Information to be disclosed, published or used, nor permit the Confidential Information to be discussed, published or used, either by himself or by any third parties, except in effecting your duties for Combined Group or its Affiliates in the ordinary course of business. You agree to keep all such records in connection with your employment as Combined Group or its Affiliates may direct, and all such records shall be the sole and absolute property of Combined Group or its Affiliates. You further agree that, within five (5) days of Combined Group or its Affiliates’ request, you shall surrender to Combined Group or its Affiliates any and all documents, memoranda, books, papers, letters, price lists, notebooks, reports, logbooks, code books, salesmen records, customer lists, activity reports, video or audio recordings, computer programs and any and all other data and information and any and all copies thereof relating to Combined Group or its Affiliates’ business or any Confidential Information.
Notwithstanding the foregoing, nothing in this Agreement prohibits you from voluntarily communicating, without notice to or approval by the Company, with any federal or state government agency about a potential violation of a federal or state law or regulation or to participate in investigations, testify in proceedings regarding the Company's or an Affiliate’s past or future conduct, or engage in any activities protected under whistle blower statutes. Further, pursuant to the Defend Trade Secrets Act of 2016, you shall not be held criminally, or civilly, liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a federal, state, or local government official, or an attorney, for the sole purpose of reporting, or investigating, a violation of law. Moreover, you may disclose trade secrets in a complaint, or other document, filed in a lawsuit, or other proceeding, if such filing is made under seal. Finally, if you file a lawsuit alleging retaliation by the Company or an Affiliate for reporting a suspected violation of the law, you may disclose the trade secret to your attorney and use the trade secret in the court proceeding, if you file any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
Clawback / Forfeiture

(a)
In the case of fraud, negligence, intentional or gross misconduct or other wrongdoing on your part (or any other event or circumstance set forth in any clawback policy implemented by the Company, including, without limitation, any clawback policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) that results in a material restatement of the Company’s issued financial statements, you will (i) forfeit any unvested MTE RSUs and (ii) be required to reimburse the Company for all or a portion, as determined by the Committee in its sole discretion, of any income or gain realized on the settlement of the MTE RSUs or the subsequent sale of Shares acquired upon settlement of the MTE RSUs with respect to any fiscal year in which the Company’s financial results are negatively impacted by such restatement.  You agree to and shall be required to repay any such amount to the Company within 30 days after the Company demands repayment.  In addition, if the Company is required by law to include an additional “clawback” or “forfeiture” provision to outstanding awards, under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, then such clawback or forfeiture provision shall also apply to this Agreement as if it had been included on the Grant Date and the Company shall promptly notify you of such additional provision.  In addition, if you have engaged or are engaged in Detrimental Activity after your employment or service with the Company or its Affiliates has ceased, then, within 30 days after written demand by the Company, you shall return any income or gain realized on the settlement of the MTE RSUs or the subsequent sale of Shares acquired upon settlement of the MTE RSUs.

(b)
For purposes of this Agreement, “Detrimental Activity” means any of the following:  (i) unauthorized disclosure of any Confidential Information or proprietary information of the Combined Group, (ii) any activity that would be grounds to terminate your employment or service with the Combined Group for Cause, (iii) whether in writing or orally, maligning, denigrating or disparaging the Combined Group or their respective predecessors and successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publishing (whether in writing or orally) statements that tend to portray any of the aforementioned persons or entities in an unfavorable light, or (iv) the breach of any noncompetition, nonsolicitation or other agreement containing restrictive covenants, with the Combined Group.  For purposes of the preceding sentence the phrase “the Combined Group” shall mean “any member of the Combined Group or any Affiliate”.

General
The grant is not transferable and may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered, other than in the limited circumstances specified in rule 14(b) of the Plan.
Sale or Transfer of Shares upon Death / Separation from Employment
Following your death or termination of employment or service with the Company and its Affiliates for any reason, you (or your legal representative, if applicable) must provide for all Shares underlying the released grant (including those issued under this Agreement as well as Shares underlying released grants issued under any other similar agreement, whether on account of termination or previously released in connection with the vesting terms of such similar agreement) to be liquidated or transferred to a third party broker after all required documentation and tax withholding guidance is received no later than six months following the later of (i) your death or the date of termination, as applicable, or (ii) the latest Settlement Date (whether under this Agreement or a similar agreement) occurring following your death or termination. If you (or your legal representative, as applicable) fail to liquidate or transfer the Shares prior to the end of the applicable six month period, the Company is hereby authorized and directed by you to either, in the Company’s discretion: (i) sell any such remaining Shares on your (or your legal representative’s) behalf on the next trading date following the end of such period on which the Company is not prohibited from selling such Shares; or (ii) transfer such Shares to the Company’s stock transfer agent for registration in your (or your legal representative’s) name. The Company will not be responsible for any gain or loss or taxes incurred with respect to the Shares underlying the released grants in connection with such liquidation or transfer.
Compliance with Law
Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon settlement of the grant prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (SEC) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, you agree that the Company shall have unilateral authority to amend the Plan and the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.

Insider Trading/Market Abuse Laws
Your may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States, the United Kingdom, and your country, which may affect your ability to directly or indirectly, for yourself of a third party, acquire or sell, or attempt to sell, Shares under the Plan during such times you are considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdiction, including the United States, the United Kingdom, and your country of residence), or may affect the trade in Shares or the trade in rights to Shares under the Plan. These laws may be the same or different from any Company insider trading policy. You acknowledge that it is your responsibility to be informed of and compliant with such regulations, and you should speak to your personal advisor on this matter.
Foreign Asset/Account, Exchange Control and Tax Reporting
You may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash (including dividends, Dividend Equivalents and the proceeds arising from the sale of Shares) derived from your participation in the Plan, to and/or from a brokerage/bank account or legal entity located outside your country. The applicable laws of your country may require that you report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. You acknowledge that you are responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult your personal legal advisor on this matter.
Governing Law
The grant and the provisions of this Agreement are governed by, and subject to, the laws of England. All disputes arising out of or in connection with the rules shall be subject to the exclusive jurisdiction of the courts of England and Wales.
Language

If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
Electronic Delivery and Acceptance
The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
Severability
If any provision of the Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or grant, or would disqualify the Plan or any grant under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or grant, such provision shall be stricken as to such jurisdiction, person or grant and the remainder of the Plan and any such grant shall remain in full force and effect.
Waiver
You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement.
Country-Specific Provisions
The grant shall be subject to the additional terms and conditions set forth in Appendix A to this Agreement and to any special terms and provisions as set forth in Appendix B for your country, if any. Moreover, if you relocate to one of the countries included in Appendix B, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Appendices A and B constitute part of this Agreement.
Imposition of Other Requirements
The Company reserves the right to impose other requirements on your participation in the Plan, on the grant and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
This Agreement is notice of your grant under the Plan and should be kept in a safe place.
EXECUTED AND DELIVERED     )
AS A DEED BY CARNIVAL PLC    )
ACTING BY A DIRECTOR        )
AND A DIRECTOR            )
OR THE SECRETARY        )

/s/ Arnold W. Donald          /s/ Arnaldo Perez
Arnold W. Donald, Director             Arnaldo Perez, Secretary

APPENDIX A
VESTING SCHEDULE

Your grant is subject to a Restricted Period. In this case the Restricted Period commenced on the Grant Date of the grant and expires on the [NUMBER OF YEARS] anniversary of the Grant Date specified in your EquatePlus portfolio. Vesting of the grant is subject to your being employed by the Combined Group or an Affiliate through the Restricted Period.

APPENDIX B
Country Specific Information

TERMS AND CONDITIONS
This Appendix B includes additional terms and conditions that govern the grant made to you if you reside in one of the countries listed herein. This Appendix B forms part of the Agreement. These terms and conditions are in addition to, or if so indicated, in place of, the terms and conditions in the Agreement.
If you are a citizen or resident of a country other than the one in which you are currently working, are considered a resident of another country for local law purposes or transfer employment and/or residency between countries after the Grant Date, the Company shall, in its sole discretion, determine to what extent the additional terms and conditions included herein will apply to you under these circumstances.
NOTIFICATIONS
This Appendix B also includes information regarding exchange controls, securities laws and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the exchange control, securities laws and other laws in effect in the respective countries as of November [YEAR]. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time you vest in the grant or when you sell the Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.
Finally, if you are a citizen or resident of a country other than the one in which you are currently working, are considered a resident of another country for local law purposes or transfer employment and/or residency between countries after the Grant Date, the information contained herein may not be applicable in the same manner to you.
Capitalized terms not explicitly defined in this Appendix B but defined in the Agreement or Plan shall have the same definitions as in the Plan and/or the Agreement.
[COUNTRY SPECIFIC TERMS]